Exhibit 99.1

Sonim Reports 125% Revenue Increase to $26.8 Million, Continued Profitability in Second Quarter 2023

Advancing Carrier Activities and Development for Adjacent Markets to Continue Revenue Growth

New Series of 5G Phones to Launch with Two Carriers in 2024 Will Expand into Consumer-Durable Market

San Diego, California – August 14, 2023 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading provider of ultra-rugged, rugged and consumer durable mobile devices including phones, tablets and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives, reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 and Recent Highlights

●	Net revenues increased 125% year-over-year to $26.8 million, from $12.0 million in the second quarter 2022, and increased sequentially from $25.8 million in the first quarter 2023
●	Achieved positive GAAP net income of $509 thousand, compared to a net loss of $4.2 million in the second quarter of 2022, and a net profit of $227 thousand in the first quarter 2023
●	Ended the quarter with cash and cash equivalents of $9.7 million, accounts receivable of $26.6 million and inventory of $4.7 million, demonstrating Sonim’s ability to self-fund its organic growth strategy and working capital needs
●	Sonim’s increased market capitalization facilitated inclusion in the Russell Microcap® Index, effective June 2023
●	Further expanded availability and sales of Sonim’s XP10 ultra-rugged 5G smartphone at the top carriers in the U.S. and Canada
●	Launched FirstNet Ready™ XP3plus and XP10 5G ultra rugged smartphones for public safety customers
●	Announced the new Sonim Connect range of mobile hotspots, USB modems, and fixed wireless access (FWA) solutions targeting adjacent carrier markets, the first of which will be available later this year, with additional devices available in 2024
●	Announced new consumer-centric 5G phones to launch in 2024, already selected for sales by two tier-one carriers in North America
●	Readied for increased expansion of wireless solutions targeting carriers, enterprises, and consumers in the UK, EMEA and APAC markets with the appointment of Simon Rayne as general manager

Peter Liu, Sonim’s Chief Executive Officer, said: “The second quarter demonstrated the strength of our profitable operating model as we successfully increased sales of our existing rugged products and ODM tablets with leading North American carriers. We are actively diversifying our market reach through strategic launches in adjacent markets, exemplified by our recent introduction of the new portfolio of data devices and the upcoming line of consumer-durable phones, set to launch in 2024. Select models of the new phones have already garnered commitments from two prominent carriers, making them equally exciting milestones. These significant advancements will unlock tremendous sales potential in a $70 billion market, solidifying Sonim’s reputation as a renowned brand for specialized devices and durable smartphones in the wider consumer market opportunity.”

Second Quarter 2023 Financial Results

Revenue for the second quarter 2023 was $26.8 million, increased 125% from $12.0 million in the second quarter 2022 and increased from $25.8 million in the first quarter 2023. Revenue reflected the continued sales of the Company’s tablet products plus expanded availability of Sonim’s fully refreshed rugged mobile device line at a growing list of carrier partners in North America. Sales of Sonim’s new XP10 Rugged 5G Android smartphone increased 51% over prior year quarter XP8 smartphone sales. Sonim expects sales of its smartphones to further increase in the third quarter as it commences sales at additional top carrier partners. Sonim also continues to win business in large adjacent markets leveraging its rugged heritage and ODM relationship capabilities.

Gross profit for the quarter ended June 30, 2023, was $4.4 million, or 16.5% of revenues, compared with second quarter 2022 gross profit of $2.8 million, or 23.8% of revenues, and $4.2 million, or 16.2% of revenues in the preceding quarter. Gross profit margins reflected increased sales of the newly refreshed rugged products line, and in particular the Company’s smartphone devices, offset by lower margin but higher volume non-Sonim branded ODM tablet shipments. Increased sales of Sonim’s updated rugged cell phones, including the updated XP10 rugged smartphone, are expected to increase unit sales of Sonim’s higher margin devices in 2023.

Operating expenses for the second quarter 2023 were $3.7 million, declining significantly from $7.1 million in the second quarter 2022, and compared with $3.8 million in the 2023 first quarter. Operating expenses were lower due to lower R&D and legal expenses, among other efficiencies. R&D is expected to remain low as Sonim has shifted its approach and now expects its third-party device manufacturers to pay for the majority of R&D on new products, which they will subsequently pass through as part of future product costs.

Net profit in the second quarter was $509 thousand, compared with net loss of $4.2 million in the second quarter 2022 and net profit of $227 thousand in the first quarter 2023.

“We are excited to report our second quarter of positive GAAP net income as we advance our strategy to move into additional large adjacent markets where our core technologies can offer differentiated solutions to top carriers,” said Clay Crolius, Chief Financial Officer of Sonim. “We continue to self-fund our new product development and working capital needs, demonstrating the strength of our balance sheet as we continue to grow the business.”

Balance Sheet and Working Capital

Sonim ended the second quarter with $9.7 million in cash and equivalents and remained essentially debt free. Accounts receivable increased sequentially to $26.6 million on increased sales, and inventory increased to $4.7 million. The Company continues to self-fund its working capital and product development needs out of existing cash and cash flows.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged, rugged and consumer durable mobile devices, including phones, wireless internet data devices, tablets and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States—including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and TELUS Mobility. Our ruggedized phones and accessories are also sold through distributors in North America and Europe. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

2

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the projected revenue growth, and the anticipated effect of various events on Sonim’s financial condition. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: Sonim’s ability to continue as a going concern and improve its liquidity and financial position; Sonim’s exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value; risks related to Sonim’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of Sonim’s common stock; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next generation products; anticipated sales levels of both new and legacy products; Sonim’s reliance on its channel partners to generate a substantial majority of its revenues; the limited operating history in Sonim’s markets; Sonim’s ongoing restructuring and transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; the impact of global macroeconomic events, inflation, and the COVID-19 pandemic, as well as the other risk factors described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Investor Contact

Matt Kreps

Darrow Associates Investor Relations

mkreps@darrowir.com

M: 214-597-8200

Media Contact

Anette Gaven

Sonim Technologies

M: 619-993-3058

pr@sonimtech.com

3

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2023 AND DECEMBER 31, 2022 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$9,720	$13,213
Accounts receivable, net	26,576	22,433
Non-trade receivable	1,008	2,269
Inventory	4,736	3,910
Prepaid expenses and other current assets	1,428	1,807
Total current assets	43,468	43,632
Property and equipment, net	83	168
Right-of-use assets	183	66
Contract fulfillment assets	7,028	6,848
Other assets	2,978	2,972
Total assets	$53,740	$53,686
Liabilities and stockholders’ equity
Current portion of long-term debt	$74	$147
Accounts payable	20,913	21,126
Accrued expenses	9,475	10,692
Current portion of lease liability	183	66
Deferred revenue	—	31
Total current liabilities	30,645	32,062
Income tax payable	1,446	1,429
Accrued severance	—	150
Total liabilities	32,091	33,641
Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 41,110,279 and 40,774,687 shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively.	41	41
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively.	—	—
Additional paid-in capital	270,742	269,874
Accumulated deficit	(249,134)	(249,870)
Total stockholders’ equity	21,649	20,045
Total liabilities and stockholders’ equity	$53,740	$53,686

4

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2023	2022	2023	2022
Net revenues	$26,835	$11,955	$52,636	$25,213
Cost of revenues	22,409	9,108	44,035	20,838
Gross profit	4,426	2,847	8,601	4,375
Operating expenses:
Research and development	—	2,721	105	6,889
Sales and marketing	1,827	2,073	3,584	4,243
General and administrative	1,852	2,273	3,832	4,545
Total operating expenses	3,679	7,067	7,521	15,677
Net income (loss) from operations	747	(4,220)	1,080	(11,302)
Interest expense	(5)	(35)	(5)	(74)
Other income (expense), net	(161)	91	(154)	68
Net income (loss) before income taxes	581	(4,164)	921	(11,308)
Income tax expense	(72)	(61)	(185)	(129)
Net income (loss)	$509	$(4,225)	$736	$(11,437)
Net income (loss) per share
Basic	$0.01	$(0.22)	$0.02	$(0.60)
Diluted	$0.01	$(0.22)	$0.02	$(0.60)
Weighted–average shares used in computing net income (loss) per share
Basic	41,039,405	19,283,496	40,973,594	19,197,859
Diluted	43,398,189	19,283,496	41,903,630	19,197,859

5